EXHIBIT 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------


We consent to the use in the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment No. 1 to Form S-1 of our report dated October 6, 2004 on the statement of financial condition of World Monitor Trust III as of October 5, 2004 and our report dated January 14, 2004 on the statement of financial condition of Preferred Investment Solutions Corp. (formerly Kenmar Advisory Corp.) as of September 30, 2003, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.



Hunt Valley, Maryland
December 30, 2004